Exhibit (a)(5)(i)

WESTERN ASSET MIDDLE MARKET DEBT FUND INC.

ANNOUNCES FINAL RESULTS OF TENDER OFFER

Symbol: XWAMX

NEW YORK – (Business Wire) – July 7, 2020. Western Asset Middle Market Debt Fund Inc. (XWAMX) announced today the final results of its tender offer for up to 10% of the Fund’s outstanding shares of common stock (“Shares”) or 11,187 Shares of the Fund at a price equal to the Fund’s net asset value per Share on the day on which the tender offer expired. As described in the offer, the Fund reserved the right to purchase up to an additional 2% of the Fund’s outstanding Shares without amending or extending the offer (the “Additional Shares”). The Fund’s offer expired on July 2, 2020.

A total of 19,027 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 11,187, the tender offer is oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering stockholders on a pro rata basis, excluding any odd lot transactions and disregarding fractions. Accordingly, on a pro rata basis, including the impact of any Additional Shares purchased but excluding any odd lot transactions and disregarding fractions, approximately 59% of Shares for each stockholder who properly tendered Shares have been accepted for payment. The Shares accepted for tender were repurchased at a price of $583.93 per Share, which was the Fund’s net asset value per Share as of 4:00 P.M., New York City time, on July 2, 2020. The Fund expects to transmit payment to purchase the duly tendered and accepted Shares on or about July 7, 2020. Shares that were tendered but not accepted for payment and Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, at (800) 676-0281.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Western Asset Middle Market Debt Fund Inc., a non-diversified closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, LLC, an affiliate of the investment manager.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Investor Contact: 1-888-777-0102

Legg Mason Investor Services, LLC is a subsidiary of Legg Mason, Inc.

© 2020 Legg Mason Investor Services, LLC. Member FINRA, SIPC

Category: Fund Announcement

Media Contact: Fund Investor Services-1-888-777-0102

Source: Legg Mason, Inc